UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2005

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 150 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Performance Share Program

On March 28, 2005, the board of directors (the “Board”) of LeapFrog Enterprises, Inc. (“LeapFrog”), approved the guidelines under which a committee appointed by the Board and made up of LeapFrog’s Chief Executive Officer and President, may grant to employees of LeapFrog a combination of stock options, restricted stock awards and performance shares (collectively, the “Equity Grants”) in the 2005 fiscal year under the company’s 2002 Equity Incentive Plan. These guidelines apply to Equity Grants made to employees, including our Chief Executive Officer and four other most highly-compensated executive officers (collectively, our “Named Executive Officers”). Any Equity Grants made to employees at the Executive Vice-President level or above, including our Named Executive Officers, must also be approved by two independent directors. LeapFrog believes that equity-based compensation in the form of Equity Grants links the interests of our employees with the long-term interests of the stockholders and encourages our employees to remain employed with LeapFrog.

Under the guidelines approved by the Board, eligible employees, including our Named Executive Officers, may be allowed to participate in the performance share program set forth in LeapFrog’s 2002 Equity Incentive Plan for the 2005 through 2007 performance cycle. Under the performance share program, eligible employees will have the opportunity to receive shares of LeapFrog’s common stock based on formulas tied to certain pre-established financial performance goals approved by the Board or the Compensation Committee of the Board for the 2005, 2006 and 2007 fiscal years. Two independent directors will approve the “Target Award” assigned to each recipient at the Executive Vice-President level or above. The Target Award is the number of shares of LeapFrog’s common stock that will be awarded to the recipient if the pre-established financial performance goals are met during the 2005 through 2007 performance cycle. If the level of such performance goals that is achieved during the performance cycle is less or more than the specified target level, the recipient will be awarded a percentage (from 25% to 200%) of shares subject to the Target Award; provided, however, that if a specified minimum level of performance goals is not achieved during the performance cycle, the recipient will not receive any shares. The award recipients will earn one-third of their Target Awards for each year that the annual performance goals are met during the 2005 through 2007 performance cycle. For the 2005 period, LeapFrog’s net income, operating cash flow and revenue are the performance measures that will be used to determine whether the performance goals have been achieved.

2005 Employee Bonus Plan

On March 28, 2005, the Board also approved the 2005 employee bonus plan (the “2005 Employee Bonus Plan”) in which employees of LeapFrog, including our Named Executive Officers, but not including LeapFrog employees who are participating in another LeapFrog incentive program (such as a sales incentive or commission program), may participate. Under the 2005 Employee Bonus Plan, cash bonuses, if any, will be based on the achievement of corporate goals and specified individual performance goals, if applicable, as well as a review of overall personal performance, which, depending on the level of the employee, will be determined either at the discretion of LeapFrog senior management or the Compensation Committee of the Board.

Under the 2005 Employee Bonus Plan, if LeapFrog meets the 2005 financial performance goals approved by the Board, the total pool of potential cash bonuses that may be paid will range from 20% to a maximum of 200% of the total target bonus opportunities of LeapFrog employees eligible to participate in the 2005 Employee Bonus Plan as of December 31, 2005. The target bonus opportunities for participants in the 2005 Employee Bonus Plan will be based on a percentage of the participant’s earned base salary.

The objective company performance goals for each participant will be based on LeapFrog’s 2005 operating profit, net sales and gross margin. The individual performance goals for each participant will be based on the evaluation of performance objectives or the rating of the individual’s overall performance, whichever is applicable given the level of the employee.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	Effective as of March 31, 2005, Stewart A. Resnick resigned from our Board. Accordingly, Mr. Resnick will no longer serve as a member of the Audit and Compensation Committees of our Board.

Effective as of March 31, 2005, Barry Munitz resigned from our Board. Accordingly, Mr. Munitz will no longer serve as the chairman of the Compensation Committee of our Board.

(d)	On March 28, 2005, the Board elected Caden Wang and Ralph Smith to the Board effective as of April 1, 2005.

Mr. Wang will serve on the Audit Committee of our Board and will also serve as Chairman of the Compensation Committee of our Board. Mr. Wang has been affiliated with Jackson Hole Consulting Group since June 2003, and since October 2003 has served on the Board of Directors of bebe stores, inc. and is the Chairman of its Audit Committee.

Mr. Smith will serve on the Audit and Nominating and Corporate Governance Committees of our Board. Mr. Smith currently serves as Senior Vice President of The Annie E. Casey Foundation, and since 2004, has served on the Board of Directors of Nobel Learning Communities, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

Date:	April 1, 2005	By:	/s/ THOMAS J. KALINSKE
Thomas J. Kalinske Chief Executive Officer